Exhibit 10.1

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their dulv authorized agents as of the day and year first above written.

BIOLOGIX HAIR SCIENCE LTD.

By:	/s/ Sherene N. Blackett
Name:	Sherene N. Blackett
Title:	Director

CRANIUM TECHNOLOGIES (USA) INC.

By:	/s/ Ron Holland
Name:	Ron Holland
Title:	President and Director

INTELLECTUAL PROPERTY LICENSE AGREEMENT

THIS AGREEMENT (the "**Agreement**"), dated as of December 9, 2011, is made by and between Cranium Technologies (USA) Inc., a company incorporated under the laws of the State of Florida with its principal offices at 3 Cardinal Court #622, Hilton Head Island, South Carolina, 29926 ("**Cranium**") and Biologix Hair Science Ltd., a company incorporated under the laws of Barbados with its principal offices at the Business Center, Upton, St. Michael, Barbados ("**Cranium**"). Biologix and Cranium are each sometimes hereinafter referred to individually as a "**Party**" and collectively as the "**Parties.**"

WHEREAS, Biologix owns rights to certain processes and formulae for the stimulation of hair growth and treatment of hair loss that are collectively sometimes described herein as the "Hair Growth Process" or "Invention", as defined below;

WHEREAS, Cranium wishes to market, sell and distribute the Invention and Licensed Products derived therefrom within the Field of Use, within the Territory

WHEREAS, Cranium desires to acquire and Biologix desires to grant to Cranium an exclusive, perpetual, license to market, sell and distribute the Invention and Licensed Intellectual Property within the Territory and Field of Use;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto mutually agree as follows:

1. Definitions

For the purposes of this Agreement, the following definitions shall apply:

Section 1.1 "Affiliates" shall mean with respect to a person or entity, any other person or entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such person or entity.

Section 1.2 "Confidential Information" shall have the meaning set forth in Section 9.1

Section 1.3 "Hair Growth Process" all formulae, products, processes, and Technical Know-How for the stimulation of hair growth and treatment of hair loss developed, owned, or controlled by Biologix.

Section 1.4 "Field of Use" shall mean the field of human hair growth, and all related dermatological uses for the treatment of humans, whether medical or non-medical.

Section 1.5 "Biologix Improvements" shall mean any and all developments, modifications, improvements, upgrades, enhancements, inventions, or discoveries in relation to the Invention or to the Licensed Intellectual Property within the Field of Use developed by Biologix or Cranium during the Term of this Agreement.

Section 1.6 "Indemnified Party" shall have the meaning set forth in Section 8.

Section 1.7 "Indemnifying Party" shall have the meaning set forth in Section 8

Section 1.8 "Invention" means the Hair Growth Process.

Section 1.9 "License Fee" shall have the meaning set forth in Section 3.1.

Section 1.10 "Licensed Intellectual Property" means all rights and title under patent; copyright, or trademark, and all trade-names, designs, Technical Know-How, Licensed Patents and other intellectual property rights of any kind throughout the world, whether registered or not, owned or controlled by Biologix and relating to the Invention and which exist as of the Effective Date.

Section 1.11 "**Licensed Patents**" shall mean all patents, patents pending and all patent applications related to the Invention, including any provisionals, certificates of inventorship, continuations, divisionals, reissues, and reexaminations thereof and patents issuing therefrom.

Section 1.12 "**Licensed Products**" shall mean each and every product that is developed within the Field of Use, which: (a) in the absence of the license granted in Section 2.1 would infringe one or more of the issued and unexpired claims within the Licensed Patents; (b) are made using a process or machine covered by one or more of the Licensed Patents; or (c) are made using the Technical Know-How.

Section 1.13 "**Royalties**" shall mean the payments made by Cranium to Biologix set forth in Sections 3.2 as partial compensation for the license granted in Section 2.

Section 1.14 "**Service**" means any service to a third party that is provided by using the Invention or the Licensed Intellectual Property.

Section 1.15 "**Technical Know-How**" shall mean all published or unpublished research, development information, technical data, designs, formulas, prototypes, samples, plans, specifications, methods, processes, systems, trade secrets, empirical data, computer programs and any other information or documentation related to the Invention, whether in written, machine readable, oral form or drawing, in the possession of Biologix at the Effective Date of this Agreement or which is subsequently developed or otherwise created during the Term of this Agreement by Biologix.

Section 1.16 "**Term**" shall have the meaning set forth in Section 10.1.

Section 1.17 "**Territory**" shall mean the North America, Central America and the Caribbean, including all sovereign and non-sovereign areas therein.

Section 1.18 "**Third Party Intellectual Property**" shall mean any intellectual property rights under any patent, trade secret, discovery or know-how acquired by or licensed to a Party from any third party.

Section 1.19 "**Exclusive License**" shall mean the license granted to Cranium in Article II hereof.

ARTICLE II
LICENSE GRANT

Section 2.1 **Grant of License**. Subject to the terms and conditions set forth in this Agreement, Biologix hereby grants to Cranium, for the duration of this Agreement, the exclusive, royalty-bearing license, throughout the Territory, to practice and exploit the Invention and Licensed Intellectual Property within the Field of Use, which right shall include, without limitation the following rights (but not obligations):

(i) to have made, use, import, export, sell, lease or otherwise exploit any Licensed Product;

(ii) to sell any Service involving the Licensed Products;

(iii) to copy, translate or modify any copyright works relating to the Invention or Licensed Intellectual Property Rights, subject to prior approval of Biologix;

(iv) to sub-license, cross-license or assign any or all of the rights granted to Cranium hereunder to any person or entity, subject to Section 3.3 below.

Section 2.2 **Manufacturing.** Biologix shall have full control and authority over the manufacturing of any Licensed Product which is to be marketed, sold, distributed or sublicensed by Biologix. Biologix will coordinate all manufacturing of the Licensed Products with commercially reasonable best-efforts. Cranium shall be solely responsible for manufacturing costs of any Licensed Product.

Section 2.3 **Use of Name.** Biologix hereby grants to Cranium, for the duration of this Agreement, the right to use the name of Biologix Hair, or any suitable variant thereof, in the marketing, production and sale of Cranium products, subject to prior approval of Biologix.

ARTICLE III
OPTION, LICENSE FEE AND ROYALTIES

Section 3.1 **License Fee:**

(a) In full consideration of all rights granted to Cranium hereunder, Cranium agrees to pay to Biologix US$250,000 within 30 days of signing of this agreement and US$750,000 by January 30, 2012, and subject to a full due diligence review of the Invention and the Licensed Intellectual Property.

Section 3.2 **Royalties on Hair Growth Process Treatments and Licensed Products.**

3.2.1 Cranium shall pay to Biologix or its designee a perpetual royalty (the "**Treatment Royalty**") of US$50 for each hair growth injectible treatment (the vials) manufactured AND SHIPPED by Cranium (or its sublicensee or assignee) to any of the company owned and operated clinics or any licensed treatment facilitators to whom Cranium has granted a marketing license subject to minimum payment described in this section 3.2. The Treatment Royalty payable will be reviewed upon completion of each calendar year and adjusted if necessary for future years to account for inflation or deflation according to the United States CPI index certified by the Bureau of Labor Statistics to a maximum of 5% of the then current royalty rate. All such adjustments shall be prospective.

3.2.2 Cranium shall pay a minimum quarterly payment to Biologix of US$100,000 for each quarter completed during the first year of the Term, beginning with the quarter ended on March 31st, 2012 (the "**Quarterly Guarantee**").

3.2.3 All Quarterly Guarantees paid shall accrue and be deductible from Treatment Royalties and Product Royalties (as defined below) payable in future periods.

3.2.4 Cranium shall pay to Biologix a royalty equal to 20% of gross sales received by Cranium in respect of the sale by Cranium of any after-treatment products, such as Hair Gels, Shampoos, Conditioners or similar after-treatment products that have been specifically formulated by Biologix and are actually sold by Cranium (the "**Product Royalty**"). For the purpose of this Agreement, gross sales shall include the actual retail or wholesale sale price charged by Cranium, allowing for promotional or similar discounts, and exclusive of applicable sales tax or consumption taxes, whether charged as a percentage of or incorporated into the gross sales price).

3.2.5 In the event that any Licensed Product or Licensed Intellectual Property infringes third-party patents or rights and Cranium licenses such patents or rights from such third party, any settlements, fees or royalties payable in respect of such third-party licenses shall be deductible from any royalties payable to Biologix provided that the sum of all royalties payable to Biologix shall not be reducible by more than 50%.

Section 3.3 **Payment of Royalties.** Royalties payable under Sections 3.2 hereof, shall be payable within fifteen (15) days following the end of the then-current quarter, subject to offset for any Quarterly Guarantees paid to Biologix or for any third party payments made in accordance with 3.2.6 above. All payments to be made hereunder shall be made in United States dollars. Payments originating in any other currency shall be converted to United States dollars using the rate of exchange as published by Bank of America, or other major U.S. based bank, on the date such payment is due.

Section 3.4 **Recognition of Sales.** A Royalty obligation shall accrue as and when Cranium receives payment from the sale or use of a Licensed Product or Process. A Licensed Product or Process shall be considered "sold" when it is invoiced and Cranium shall solely be responsible for the collection of any of its receivables.

ARTICLE IV
ACCOUNTING, RECORDS, REPORTS, AUDITS

Section 4.1 **Reports.**

(a) All payments of royalties hereunder shall be accompanied by a statement of Cranium summarizing all sales of the Licensed Products and Procedures during the period to which the royalty payments apply, in such format and containing such information as mutually agreed to by Biologix and Cranium. For each Royalty period, Cranium shall provide Biologix with a written royalty statement in a form acceptable to Biologix, which acceptance shall not be unreasonably withheld. Such royalty statement shall be certified as accurate by a duly authorized officer of Cranium reciting, on a country-by-country basis, the number of vials manufactured and shipped on a clinic by clinic or licensed physician basis. Such statements shall be furnished to Biologix regardless of whether any Licensed Products or Procedures were sold during the Royalty Period.

(b) During the term of this Agreement and for a period of five (5) years thereafter, Cranium agrees to keep sufficiently detailed records of the Licensed Products and Services manufactured or sold by Cranium to permit verification of the reports and payments made or to be made to Biologix by Cranium under this Agreement.

Section 4.2 **Audit and Inspection.** Biologix shall have the right, through an independent certified public accountant (provided that such independent certified public accountant is not compensated on a contingency basis), subject to execution of a written non-disclosure agreement with Cranium in form and content satisfactory to Cranium in its reasonable discretion, to inspect the offices, files, books of account and other records, relating exclusively to the subject matter of this Agreement, for the purpose of verifying and auditing the reports and royalties due to Biologix by the Cranium under this Agreement. Cranium shall have the right to have a representative present at all such inspections. Biologix warrants that all such audits shall be carried out in a manner calculated not to unreasonably interfere with the Cranium's conduct of business. Further, as a condition to such audit, such certified public accountant shall agree in writing to comply with all of Cranium's safety and security requirements during any visits to Cranium's facilities. The cost of such inspection, examination or audit shall be borne by Biologix, unless such inspection, examination or audit reflects a discrepancy in favor of Biologix of five percent (2%) or more in the royalty payments reported due by Cranium and the actual royalty payments due under this Agreement and such amounts are verified by an independent auditor, as provided herein. In the event of any such discrepancy, as reasonably claimed by Biologix, then Cranium shall promptly engage an independent auditor to certify the amounts in question. If the discrepancy is verified, Cranium shall within fifteen (15) days pay the unremitted royalty payments due to Biologix and reimburse Biologix for all of his out-of-pocket costs, including the cost of outside accountants, incurred in connection with such inspections, examinations and audits.

(a) The receipt or acceptance by Biologix of any Royalty statement or payment shall not prevent Biologix from subsequently challenging the validity or accuracy of such statement or payment, provided no statement or payment may be challenged following two (2) years from the time it is issued or made.

(b) All books and records relative to Cranium's obligations hereunder shall be maintained and made accessible to Biologix for inspection at a Cranium's offices in Vaduz, Liechtenstein for at least two (2) years after termination of this Agreement.

ARTICLE V
PROSECUTION, MAINTENANCE, AND ENFORCEMENT OF LICENSED INTELLECTUAL PROPERTY

Section 5.1 **Prosecution and Maintenance of Licensed Intellectual Property.** Cranium may, at its own expense, prosecute the Licensed Intellectual Property in any jurisdiction(s) it so wishes, in its sole discretion. To the extent that Cranium desires not to prosecute the Licensed Intellectual Property in any jurisdiction, Biologix may in his sole discretion and at his sole expense file, prosecute, or maintain the Licensed Intellectual Property in such jurisdiction.

Section 5.2 **Continuing Obligation of Disclosure.** During the Term of this Agreement, Biologix shall, and shall cause its associates, employees, advisors, licensees, and Affiliates to, promptly disclose in writing to Cranium any and all new ideas, concepts and improvements related to the invention or the Licensed Intellectual Property, whether patentable or not.

Section 5.3 **Ownership of Intellectual Property.** Rights granted to Cranium under this Agreement shall in no way affect ownership of Biologix in and to any patents obtained for Invention or the Licensed Intellectual Property. Biologix shall at all times remain the sole owner of all intellectual property related to the Invention, the Licensed Intellectual Property or the Biologix Improvements.

Section 5.4 **Enforcement of Licensed Intellectual Property.**

Section 5.4.1 **Notice of Infringement.** Each Party shall notify the other Party, within ten (10) business days, in writing of any known or alleged infringement(s) of the Licensed Intellectual Property or by any Licensed Products, and shall inform the other Party of any evidence of any such infringement(s).

Section 5.4.2 **Enforcement of the Licensed Intellectual Property.**

Cranium shall have the first right, but not the obligation, to enforce any of the Licensed Intellectual Property against a third party whose alleged infringing activities are within the Field of Use. Biologix agrees to join as a party plaintiff in any such action initiated by Cranium if reasonably requested by Cranium, at the sole cost of Cranium, and Biologix shall reasonably assist Cranium, at the sole cost of Cranium. All proceeds received as a result of Cranium's prosecuting such infringement claim shall first be used to reimburse Cranium for all costs and expenses associated in bringing prosecuting such infringement action. All remaining proceeds actually received as a result of prosecuting such infringement claim shall be divided equally by the Parties, provided Biologix has joined as a plaintiff in such action. Notwithstanding the foregoing, Cranium shall be solely entitled to all proceeds in respect of damages for lost sales, and Biologix shall be entitled to any royalties' payable in respect thereof at the rates provided for in this Agreement.

(a) In the event that Cranium fails or decides not to enforce such Licensed Intellectual Property, Biologix shall have the right to undertake such action in his own name, on his own behalf, and at his own expense; provided however, that Cranium shall join as a party plaintiff in any such action if reasonably requested by Biologix, at the sole cost of Biologix, and Cranium shall reasonably assist Biologix, at the sole cost of Biologix. All proceeds received as a result of Biologix's prosecuting such infringement claim shall be retained by Biologix.

(b) In the event that the Parties agree to jointly prosecute the infringement claim, the Parties shall cooperate fully in all aspects of any investigation, prosecution, pre-trial activities, trial, compromise, settlement, or discharge of the infringement claim and all costs and expenses incurred by the Parties and all proceeds actually received as a result of prosecuting such infringement claim shall be divided equally by the Parties.

(d) Neither Party shall settle or resolve any infringement claim relating to the Licensed Intellectual Property without the express written consent of the other Party, such consent shall not be unreasonably withheld, delayed, or conditioned.

Section 5.5 **Advertising and Press Releases.** Cranium shall require Biologix's approval over the use of the Biologix name or any Biologix products in any and all marketing materials, including, but not limited to, websites, press releases and brochures. Biologix shall have approval over any direct personal quotes contained in any such advertising press releases issued by Cranium or its affiliates that mention its name, such approval not to be unreasonably withheld. Cranium shall have prior approval over any press releases issued by Biologix in relation to the Invention or the Licensed Intellectual Property, which approval shall not be unreasonably withheld, and provided that Cranium shall be entitled to deny Biologix the use Cranium's name, or those of its affiliates, licensees or assigns.

Section 6 **Regulatory Approvals.** All costs related to any regulatory approvals required prior to the Licensed Product being distributed in any part of the Territory shall be borne by Cranium. All applications, discussions, clinical trials or presentations for any regulatory bodies shall be coordinated solely by Biologix.

ARTICLE VI
IMPROVEMENTS IN THE LICENSED INTELLECTUAL PROPERTY

Section 6.1 **Improvements by Biologix.** Biologix hereby covenants and agrees to promptly notify Cranium within 10 business days as to any and all improvements which Biologix, or any Affiliate of Biologix, may discover, make, develop, or otherwise create or control with respect to the Licensed Intellectual Property in the Field of Use during the Term of this Agreement. Such improvements and any patents granted thereon shall be the exclusive property of Biologix. Such improvements and any patents granted thereon shall automatically be licensed to Cranium in accordance with Section 2 of this Agreement and shall be subject to License Fees and Royalties Fees payable in accordance with Section 3 of this Agreement.

Section 6.2 **Improvements by Cranium.** Cranium hereby covenants and agrees to promptly communicate to Biologix within 10 business days as to all improvements that it may discover, make, develop, or otherwise create with respect to

the Licensed Intellectual Property in the Field of Use. Any such improvements by Cranium and any patents granted thereon shall be assigned to Biologix. Biologix's rights in such improvements and any s granted thereon shall automatically be licensed to Cranium in accordance with Section 2 of this Agreement and shall be subject to License Fees and Royalties Fees payable in accordance with Section 3 during the term of this Agreement.

Section 6.3 **Retention of Ownership**. Nothing in this Agreement is intended to confer any rights to Biologix with regard to any property of Cranium now owned or hereafter developed or acquired by Cranium independently of Biologix and in the normal course of Cranium's business, which rights shall remain the exclusive property of Cranium. Except for the Exclusive License and except for any improvements of such properties that are subject to Section 6.1, Cranium disavows any ownership interest in or claim to any new inventions or processes, unrelated to the Field of Use, of Biologix's developed after the signing of this Agreement.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

Section 7.1 **Representations and Warranties.**

Section 7.1.1 **Biologix Representations and Warranties.** Biologix, as of the date hereof, represents and warrants as follows:

(a) Biologix has all necessary legal power and authority to enter into and perform its obligations under this Agreement and the consummation of the transactions contemplated hereunder.

(b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will result in a violation or any breach of, constitute a default under, require accelerated performance of, or conflict with, any note, contract, agreement, service, lease, license, permit, or other instrument or obligation to which Biologix is bound, or by which any of its Affiliates is bound.

(c) No representation or warranty made by Biologix in this Agreement contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein not materially false or misleading.

(d) Except to the extent that such materials are non-proprietary and in the public domain, Biologix is the sole owner of all right, title, and interest in and to the Invention and the Intellectual Property, which are free and clear of all liens, security interests, mortgages, charges, claims, encumbrances, or other restrictions on title or transferability of any kind, and are not subject to divestment or rescission for any reason or cause.

(e) Biologix has not received any oral or written claim or cease and desist letter, and is not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third party Intellectual Property related to the Invention or the Licensed Intellectual Property, and there are no grounds for any claim: (i) alleging that the Invention or Licensed Intellectual Property infringes or misappropriates any third party Intellectual Property rights; or (ii) challenging the title, inventorship, validity, enforceability, or alleging misuse, of the Invention or the Licensed Intellectual Property Rights.

(f) To the best knowledge of Biologix after due and diligent inquiry, there are no unpaid fees currently overdue in respect of the Invention or Licensed Intellectual Property.

(g) To the best knowledge of Biologix after due and diligent inquiry, it has all requisite rights to License Invention and the Licensed Intellectual Property pursuant to the terms of this Agreement and Biologix is unaware of any grounds for any third party to claim any right, title, or interest to prevent such License.

(h) With respect to the Licensed Patents, Biologix has complied in all material respects with all applicable patent office duties of candor and good faith in dealing, including, without limitation, the duty to disclose all information known to be material to the allowance or registration of such intellectual property.

(i) Biologix has not asserted any claim of infringement, misappropriation or misuse by any third party in respect of the Invention or the Licensed Intellectual Property and, to the best of its knowledge; there are no grounds for any such claims.

(j) Biologix has taken all reasonable measures to protect and preserve the security, confidentiality and value of the Invention and the Licensed Intellectual Property, including without limitation all trade secrets and other confidential information constituting a part thereof.

(k) To the knowledge of Biologix after due and diligent inquiry, no employee or consultant in its employ or affiliate, associate or chemical or pharmaceutical laboratory or any company of any kind with which it has had a commercial relationship has used any Licensed Intellectual Property or other confidential information other than in the course of that party's work for Biologix.

Section 7.1.2 **Cranium Representations and Warranties.** Cranium, as of the date hereof, represents and warrants as follows:

(a) Cranium represents that it has all necessary legal power to enter into and perform its obligations under this Agreement and has taken all necessary corporate action under the laws of the jurisdiction of its incorporation and its certificate of incorporation and bylaws to authorize the execution of this Agreement and the consummation of the transactions contemplated hereunder.

(b) Cranium represents that it is actively procuring the financial and marketing resources as well as business operations that will enable it to develop, manufacture, distribute, sell and otherwise reasonably commercialize the Licensed Products throughout the Territory, and that it shall, during the term of this Agreement and any renewal thereof, use its best efforts to promote the development, distribution and sale of such Licensed Products in the Territory. Cranium further agrees that it will, in good faith and with reasonable diligence, conduct all operations including development, manufacturing, marketing, distribution, and sale of the Licensed Products in accordance with the accepted standards of business customs of the industry and that it will endeavor to sell the Licensed Products throughout the Territory, utilizing its skill, expertise and resources in such effort to the extent that accepted standards of business practice and judgment dictate.

(c) Cranium warrants that neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will result in a violation or any breach of, constitute a default under, or conflict with, any note, contract, agreement, service, lease, license, permit, or other instrument or obligation to which Cranium is bound, or by which any of its Affiliates is bound.

(d) Cranium warrants that no representation or warranty made by Cranium in this Agreement contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein not materially false or misleading.

Section 7.2 **Warranty Disclaimer.** EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE VII HEREOF, NO PARTY MAKES ADDITIONAL WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, AS TO ANY OTHER MATTER WHATSOEVER.

ARTICLE VIII
INDEMNIFICATION

Section 8.1 **Indemnification by Biologix.** Biologix shall defend, indemnify, and hold harmless Cranium and each and all of its directors, officers, employees, agents, Affiliates, successors and assigns, together with each and all of their respective directors, officers, employees, agents, successors and assigns (each and all of the foregoing being referred to collectively as the "**Cranium Indemnitees**") from and against any and all claims, losses, liabilities, damages, costs, obligations, assessments, penalties and interest, demands, actions, and expenses (including actual attorneys' fees), whether direct or indirect, known or unknown, absolute or contingent (including, without limitation, settlement costs and any legal, accounting, and other expenses for investigation or defending any actions or threatened actions) (the "**Losses**"), which Cranium may suffer or incur by reason of,

(a) Any breach by Biologix of any of its representations, warranties, agreements, or covenants contained in this Agreement or by the willful misconduct of Biologix, including, without limitation, by way of any misappropriation, willful misstatement, or fraud on any government authority; or

(b) Any third party claim of infringement or misappropriation of any patent, copyright, trademark, trade secret, confidential information, or other Intellectual Property right arising out of, related to, or in connection with the manufacture, sale, use, or import of the Licensed Products to the extent attributable to Biologix's specifications or designs.

Section 8.2 **Indemnification by Cranium.** Cranium shall defend, indemnify, and hold harmless Biologix and each and all of its directors, officers, employees, agents, Affiliates, successors and assigns, together with each and all of their respective directors, officers, employees, agents, successors and assigns (each and all of the foregoing being referred to collectively as the **"Biologix Indemnitees"**) from and against any and all claims, losses, liabilities, damages, costs, obligations, assessments, penalties and interest, demands, actions, and expenses (including actual attorneys' fees), whether direct or indirect, known or unknown, absolute or contingent (including, without limitation, settlement costs and any legal, accounting, and other expenses for investigation or defending any actions or threatened actions) (the **"Losses"**), which Biologix may suffer or incur by reason of,

(a) Any breach by Cranium of any of its representations, warranties, agreements, or covenants contained in this Agreement or by the willful misconduct of Cranium, including, without limitation, by way of any misappropriation, willful misstatement, or fraud on any government authority; or

(b) Any third party claim of infringement or misappropriation of any patent, copyright, trademark, trade secret, confidential information, or other Intellectual Property right arising out of, related to, or in connection with the manufacture, sale, use, or import of the Licensed Products to the extent attributable to Cranium's specifications or designs.

Section 8.3 **Indemnification Procedures.**

(a) The Party seeking indemnification (the **"Indemnified Party"**) pursuant to this Article VIII shall promptly notify the indemnifying party (the **"Indemnifying Party"**), in writing, of such claim describing such claim in reasonable detail; provided, however, that the failure to provide such notice shall not affect the obligations of the Indemnifying Party unless and only to the extent it is actually prejudiced thereby.

(b) The Indemnifying Party shall have the right within thirty (30) days after receipt of such notice to take control, through counsel of its own choosing (but reasonably acceptable to the Indemnified Party) and at its own cost and expense, the settlement, or defense thereof unless: (i) the Indemnifying Party is also a party to the proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate; or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such proceeding, and provide indemnification with respect thereto. The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed, or conditioned), settle or compromise any action, unless such settlement or compromise includes an unconditional release of the Indemnified Party. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle, or compromise the claim but shall not pay or settle any such claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed, or conditioned).

(c) The Indemnifying Party and the Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement, or discharge of any claim in respect of which indemnity is sought pursuant to this Article VIII, including, without limitation, providing the other Party with reasonable access to employees and officers (including as witnesses) and other information. The remedies provided in this Article VIII shall not be exclusive of or limit any other remedies that may be available to the Indemnified Parties.

(d) The Indemnifying Party shall reimburse the Indemnified Party for all Losses within five (5) days of receipt of notice from the Indemnified Party setting forth the amount of such Losses.

ARTICLE IX
CONFIDENTIAL INFORMATION

Section 9.1 **Confidentiality.**

(a) Each party agrees not to disclose any confidential Information and/or proprietary information of the other Party (**"Confidential Information"**) and to maintain such Confidential Information in strictest confidence, to take all reasonable precautions to prevent its unauthorized dissemination and to refrain from sharing any or all of the information with any third party, other than an authorized sublicensee as set forth in Section 2.2, for any reason whatsoever except as required by court order, both during and after the termination of this Agreement. Without limiting the scope of this duty, each Party agrees to limit its internal distribution of the Confidential Information of the other Party only on a "need to know" basis and solely in connection with the performance of this Agreement, and to take steps to ensure that the dissemination is so limited.

(b) Each Party agrees not to use the Confidential Information of the other Party for its own benefit or for the benefit of anyone other than the providing Party, or other than in accordance with the terms and conditions of this Agreement.

(c) All Biologix's Confidential Information remains the property of Biologix and all Cranium's Confidential Information remains the property of Cranium, other than as expressly provided by this Agreement.

(d) Upon written request of the providing Party, or upon the expiration or other termination of this Agreement for any reason whatsoever, the receiving Party agrees to return to the providing Party all such provided Confidential Information, including but not limited to all copies thereof.

(e) The provisions of this Section 9.1 shall survive the expiration or other termination of this Agreement.

ARTICLE X
TERM AND TERMINATION

Section 10.1 **Term.** This Agreement shall commence on the Effective Date, and, unless extended by the mutual written agreement of the Parties (and then only upon the terms and conditions set forth therein) or sooner terminated in accordance with Section 10.2 hereof, shall continue for a term of 99 years.

Section 10.2 **Termination of this Agreement.** This Agreement may be terminated in its entirety by:

(a) Either Party (**"Non-Breaching Party"**) that gives written notice to the other Party (**"Breaching Party"**) if the Breaching Party breaches in any material respect any material provision of this Agreement (other than provisions relating to breaches covered by subsections (c) through (h) of this Section 10.2) and such breach: (i) is incapable of cure; or (ii) is capable of cure, but not cured within sixty (60) days of the Breaching Party's receipt of notice in writing of such breach from the Non-Breaching Party;

(b) Either Party upon the Bankruptcy of the other Party;

(c) Mutual written consent of the Parties,

(d) Biologix, if Cranium fails to pay License Fees or Royalty Fees for any Licensed Products which it owes to Biologix in accordance with Section 3 for the Term of this Agreement. Because Biologix is licensing to Cranium potentially multiple patents and processes which may involve multiple Licensed Products, Cranium's failure to pay fees for one Licensed Product shall only negate Cranium's rights to such Licensed Product, and not prejudice the rights of Cranium to other Licensed Products which Cranium continues to pay fees under the terms of this Agreement.

Section 10.3 **Effect of Termination.** Upon termination or expiration of this Agreement, the following shall immediately occur:

(a) Except as otherwise provided, all rights granted to Cranium under this Agreement for each individual Licensed Product shall forthwith terminate and immediately revert to Biologix;

(b) Cranium shall pay to Biologix within thirty (30) days after the effective date of termination or expiration all Royalties then due to Biologix and unpaid by Cranium for the individual Licensed Product to which rights are reverting back to Biologix;

(c) Cranium shall have the right, for a period of six (6) months to sell and distribute all individual Licensed Products to which Cranium's rights have terminated, which remain in Cranium's possession (as part of inventory or otherwise) or, upon the written request of Biologix, provided that Cranium pays all required Royalties on any products which it sells. Biologix shall have the right to purchase all such remaining Licensed Products that have not previously been sold or contracted for sale, at the wholesale prices in effect at the time of termination of this Agreement;

(d) Cranium shall immediately discontinue the manufacturing and marketing of the individual Licensed Products to which Cranium's rights have terminated. Notwithstanding the foregoing, Cranium shall have the right, per Section 10.3(c) to continue to market any remaining inventory of the Licensed Products to which Cranium's rights have terminated and to continue to use the Licensed Intellectual Property in License Products already sold and operating in the field; and

(e) Within thirty (30) days after the effective date of expiration or termination, each Party shall return to the other Party all of its Confidential Information that concerns Licensed Intellectual Property or Licensed Products to which Cranium's rights have terminated.

Section 10.4 **Waiver**. The failure of either Party to exercise any rights or remedies to which it is entitled upon the happening of any of the events referred to Section 10.2 above, shall not be deemed to be a waiver of or otherwise affect, impair, or prevent the non-breaching Party from exercising any rights or remedies to which it may be entitled, arising either from the happening of any such event, or as a result of the subsequent happening of the same or any other event or events provided forth herein.

Section 10.5 **Survival**. Expiration or early termination of this Agreement shall not relieve either Party of its obligations incurred prior to the expiration or early termination.

ARTICLE XI
GENERAL PROVISIONS

Section 11.1 **Independent Contractor.** The relationship of the Parties is that of independent contractors. Neither Party nor any of their respective employees, agents or contractors shall by reason of this Agreement be deemed an employee, agent or joint venture of the other Party.

Section 11.2 **Notices.** All notices required or permitted hereunder must be made in writing, in the English language, and will be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram, facsimile or courier service, when actually received by the party to whom notice is sent, or (ii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate Party or Parties, at the address of such Party or Parties set forth below (or at such other address as such Party may designate by written notice to all other parties in accordance herewith):

To Biologix at:
The Business Center, Upton,
St. Michael, Barbados

To Cranium at:
3 Cardinal Court #622, Hilton Head Island,
South Carolina, 29926

Section 11.3 **Dispute Resolution.** Any dispute, controversy or claim concerning or relating to this Agreement shall be resolved in the following manner:

(a) The Parties agree to use all reasonable efforts to resolve the dispute through direct discussion. To that end, either Party may give the other Party written notice of any dispute not resolved in the normal course of business. Upon such notice, the Parties shall attempt in good faith to resolve the disputes promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement and will follow the mechanism for dispute resolution as outlined by the International Chamber of Commerce on their website.

(b) If the parties are unable to resolve the dispute by such means within thirty (30) days of the notice date, or such other time period as mutually agreed, then either party may commence an action in the courts of the Principality of

Liechtenstein. The parties consent to the jurisdiction of such courts, agree to accept service of process by mail, and waive any jurisdictional or venue defenses otherwise available.

Section 11.4 **Governing Law.** This Agreement will be governed by and construed in accordance with the law of the Principality of Liechtenstein, without regard to the conflicts of law provisions thereof. The parties hereby attorn to the jurisdiction of the Courts in Barbados

Section 11.5 **Severability.** If any provision of this Agreement is held invalid, illegal or unenforceable, such provision shall be reformed only to the extent necessary to effect the original intentions of the parties, and all remaining provisions shall continue in full force and effect.

Section 11.6 **Assignment.** Except as otherwise provided in this Agreement, including Cranium's right to assign this agreement and enter into sublicenses for the Licensed Products and the Licensed Intellectual Property, this Agreement may not be assigned or performance delegated by the Parties without the prior written approval of the other Party, which approval shall not be unreasonably withheld, delayed, or conditioned, provided such potential assignee demonstrates the capability to fulfill the obligations of this Agreement. Any attempted assignment or delegation of this Agreement or duties hereunder without such written approval shall be void. Notwithstanding the foregoing, Cranium or Biologix may assign rights under this Agreement to a wholly owned subsidiary, company affiliate or public entity.

Section 11.7 **Force Majeure.** Neither Party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) for a period not to exceed ninety (90) days on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes or any other cause which is beyond the reasonable control of such Party. Any condition enumerated herein continuing beyond ninety (90) days shall constitute a default under this Agreement.

Section 11.8 **Advise of Counsel.** Each party to this Agreement has been advised, and is hereby advised, to seek the representation of counsel for the transactions contemplated herein prior to executing this Agreement.

Section 11.9 **Further Assurances.** Each party to this Agreement agrees to do and perform or cause to be done and performed all such further acts and to execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 11.10 **Binding Effect.** This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, executors and successors.

Section 11.11 **Modification.** Any modification of this Agreement will be effective only if it is in writing and signed by Biologix and Cranium.

Section 11.12 **Construction.** The captions and titles of the articles, sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing this Agreement, and all language in all parts of this Agreement shall be construed simply and in accordance with its fair meaning, and not strictly for or against any Party.

Section 11.13 **Counterparts.** This Agreement may be executed in one or more counterparts (including by facsimile), each of which, shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Section 11.14 **Entire Agreement.** This Agreement together with any attachments, schedules and exhibits, constitute the entire agreement of the Parties with respect to the subject matter of this Agreement. This Agreement supersedes any and all agreements, whether oral or written, between the parties to this Agreement with respect to the subject of this Agreement. Except as otherwise expressly provided herein, this Agreement may be modified only by a writing signed by an authorized representative of each Party.